UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2012

ECO  BUILDING  PRODUCTS,  INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado	000-53875	20-8677788
(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

909 West Vista Way, Vista, CA 92083
 (Address of Principal Executive Offices)

760-732-5826
Registrants Telephone Number, including area code

 Eco Building Products, Inc.
(Former Name or Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01   Other Events

Manhattan Resources Limited

On February 14, 2011, Eco Building Products, Inc., formerly EcoBlu Products Inc. (“Eco”)  entered into an investment agreement (the “Investment Agreement”)  with Manhattan Resources Limited, a Singapore Corporation (“MRL”) and Dato’ Low Tuck Kwong (“LTK”), a controlling shareholder of MRL (the “Investment Agreement”). On February 14, 2011, Eco also entered into a revolving credit and warrant purchase agreement (the “Credit and Warrant Agreement”) with MRL. Agreements, securities, and obligations also were confirmed with SLM Holding PTE, Ltd. (SLM) a wholly owned subsidiary of MRL, and Swanny Sujanty, an individual, including transfer of 9,500,000 shares of restricted stock from Steve Conboy, the CEO of Eco, to Swanny Sujanty.

Copies of these above agreements (the "Past Agreements") and their terms were disclosed under the Eco Form 8-K filling on February 16, 2011.

Herein "MRL" includes MRL, LTK, SLM, and Swanny Sujanty, considered affiliates to MRL by Eco.

At various points, the past year, Eco, offered MRL for MRL and affiliates, an arrangement whereby all their interests in Eco and all obligations of Eco to any of them would be exchanged for a promise to make a future buyout payment. On July 9, 2012 lawyers for Eco advised Eco that the aspect of the Offer, below,  and the communication that an agreement was reached is legal grounds, subject to potential judicial determination, supporting Eco's conclusion that MRL has agreed to Eco's offer including selling all interests back to Eco for promise of a future payment, as stated below. If judicial action was taken, Eco may or may not be successful.

Previously, on June 13, 2012, Eco was advised that MRL had accepted Eco's Offer.

The Offer was as follows:

1. MRL surrenders all rights and interests in Eco. This includes all securities.

2. Eco agrees to repay or pay MRL the sum of $10,000,000 USD on or before 24 months from acceptance, or June 13, 2014. (Recently determined to be an additional $500,000 USD, total $10,500,000.)

3. The only obligation that survives the settlement or agreement is the obligation of Eco to pay the sum stated.

Based on the Offer and the communicated acceptance, Eco proceeded to prepare and provide a document to memorialize the agreement but was informed by MRL that it was not accepted.  Various communications followed.

On or about September 7, 2012, a law firm claiming to represent MRL supplied a letter to Eco. On September 19, 2012 Eco obtained the advice of litigation counsel which, after review and consultation, concluded to the effect that the letter is material, notwithstanding current or recently past communications impacting upon the veracity of the contents of the letter, or the intention of the letter. The contents of the letter include statements advising Eco that Eco is in breach of the Revolving Credit and Warrant Purchase Agreement referenced above ("Revolving Agreement"), and the Investment Agreement dated February 14, 2011 referenced above. It is not clear if that law firm (the firm that sent the letter) also represents the other parties noted in the agreements other than MRL. The letter claims the transactions, previously reported, by Eco relating to the Purchase Agreement and granting of a security interest, August 13, 2012, per the previously filed Form 8K of Eco August 22, 2012, was a breach of various provisions of the agreements relating to MRL, they (MRL) will enforce their rights, and reserve rights, and that an Event of Default has happened under Section 6(a) of Revolving Agreement, in that Eco failed to pay the $5,000,000 allegedly due.  The same claims of default as to interest, and that they do not agree that MRL agreed to forebear from individually enforcing rights or remedies.

Eco takes the position that an agreement, altering the rights of MRL and related others, was previsously offered and accepted and that it means that MRL and noted affiliates surrendered to Eco rights and interests in Eco and no longer can claim they own securities in Eco, and this was in exchange for Eco supplying the concurrent promise to pay the sum of $10,500,000 by June 13, 2014; that the securities held by MRL and affiliates are or should be deemed cancelled or retired; and that Eco is willing to negotiate and entertain, though not obligated, repaying the sum with interest, as well as any "amendment" or terms for orderly procedures of the parties. This would mean that Eco also believes the Past Agreements no longer apply.

Eco is now seeking the advice of counsel and has believes that MRL is open to settle and resolve the differences and demands of MRL communicated to Eco and while it plans to vigourously defend and protect its interests, it also continues to express the interest to reach an amciable resolution with MRL. No assurance can be given that Eco will be succesful in the resolution, if possible, of such claims.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO BUILDING PRODUCTS, INC.

Date: September 20, 2012	By:	/s/ Steve Conboy, President
Name: Steve Conboy, President
Title: President
Principal Executive Officer and Principal Financial Officer